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As filed with the Securities and Exchange Commission on June 21, 2011

Registration No. 333-171719

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

BOINGO WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code Number)	95-4856877 (I.R.S. Employer Identification Number)

10960 Wilshire Blvd., Suite 800
Los Angeles, California 90024
(310) 586-5180
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Edward Zinser
Chief Financial Officer
10960 Wilshire Blvd., Suite 800
Los Angeles, California 90024
(310) 586-5180
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Ilan Lovinsky Elizabeth Wilson Mike Heath Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 11682 El Camino Real, Suite 100 San Diego, California 92130 (858) 436-8000	Horace Nash James Evans Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 (650) 988-8500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒ 333-171719

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

 EXPLANATORY NOTE

        The sole purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-171719) is to re-file Exhibit 10.9A to include certain text that had previously been omitted from that exhibit pursuant to a Confidential Treatment Request filed with the Commission. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note, and Part II Item 16(a) of the Registration Statement. This Post-Effective Amendment No. 1 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

 PART II

Information Not Required in Prospectus

Item 16.    Exhibits and Financial Statement Schedules

(a)   Exhibits

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement.
2.1	**	Securities Purchase Agreement, dated May 11, 2006 and as amended on June 23, 2006, by and among the Registrant and Cardinal Growth, L.P., Cardinal-Concourse, L.P. and Joseph Beatty.
3.1	**	Amended and Restated Certificate of Incorporation.
3.2	**	Form of Amended and Restated Certificate of Incorporation to be effective upon closing.
3.3	**	Bylaws.
3.4	**	Form of Amended and Restated Bylaws to be effective upon closing.
3.5	**	Form of Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be effective prior to closing.
4.1	**	Amendment No. 1 to Amended and Restated Investor Rights Agreement, dated April 12, 2001.
4.2	**	Amended and Restated Investor Rights Agreement among the Registrant and certain stockholders, dated June 27, 2006.
5.1	**	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
10.1	**	Form of Indemnification Agreement to be entered into between the Registrant and each of its directors and officers.
10.2	**	Amended and Restated 2001 Stock Plan.
10.3	**	Form of Amended and Restated 2001 Stock Plan Stock Option Agreement.
10.4	**	2011 Equity Incentive Plan and forms of agreements thereunder.
10.5	**	Letter agreement between the Registrant and David Hagan, dated April 11, 2011.
10.6	**	Letter agreement between the Registrant and Edward Zinser, dated April 11, 2011.
10.7	**	2010 Management Incentive Compensation Plan.
10.8	**	Office Lease Agreement, dated April 2007, between CA-10960 Wilshire Limited Partnership and Registrant.
10.9	**	License Agreement for Wireless Communications Access System, dated November 17, 2005, between City of Chicago and Chicago Concourse Development Group, LLC.
10.9A		Consent to Change in Ownership and Amendment of Agreement, dated June 22, 2006, between City of Chicago and Chicago Concourse Development Group, LLC.
10.10	**	Telecommunications Network Access Agreement, dated August 26, 1999, between The Port Authority of New York and New Jersey and New York Telecom Partners, LLC.
10.10A	**	Supplemental Agreement, dated March 28, 2001 between The Port Authority of New York and New Jersey and New York Telecom Partners, LLC.
10.11	**	Management Incentive Compensation Plan.
10.12	**	Letter agreement between the Registrant and Niels Jonker, dated April 11, 2011.
10.13	**	Letter agreement between the Registrant and Colby Goff, dated April 11, 2011.
10.14	**	Letter agreement between the Registrant and Peter Hovenier, dated April 11, 2011.
21.1	**	List of subsidiaries.

Exhibit No.		Description
23.1	**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	**	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).
24.1	**	Power of Attorney.

**
Previously filed.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 20th day of June 2011.

BOINGO WIRELESS, INC.
By:	/s/ EDWARD ZINSER Edward Zinser Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933 this Post-Effective Amendment No. 1 to this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

* David Hagan	Chief Executive Officer & Director (Principal Executive Officer)	June 20, 2011
/s/ EDWARD ZINSER Edward Zinser	Chief Financial Officer (Principal Financial and Accounting Officer)	June 20, 2011
* Charles Boesenberg	Director	June 20, 2011
* Sky Dayton	Director	June 20, 2011
* Marc Geller	Director	June 20, 2011
* Paul Hsiao	Director	June 20, 2011

*By:	/s/ EDWARD ZINSER Attorney-in-Fact

 INDEX TO EXHIBITS

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement.
2.1	**	Securities Purchase Agreement, dated May 11, 2006 and as amended on June 23, 2006, by and among the Registrant and Cardinal Growth, L.P., Cardinal-Concourse, L.P. and Joseph Beatty.
3.1	**	Amended and Restated Certificate of Incorporation.
3.2	**	Form of Amended and Restated Certificate of Incorporation to be effective upon closing.
3.3	**	Bylaws.
3.4	**	Form of Amended and Restated Bylaws to be effective upon closing.
3.5	**	Form of Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be effective prior to closing.
4.1	**	Amendment No. 1 to Amended and Restated Investor Rights Agreement, dated April 12, 2001.
4.2	**	Amended and Restated Investor Rights Agreement among the Registrant and certain stockholders, dated June 27, 2006.
5.1	**	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
10.1	**	Form of Indemnification Agreement to be entered into between the Registrant and each of its directors and officers.
10.2	**	Amended and Restated 2001 Stock Incentive Plan.
10.3	**	Form of Amended and Restated 2001 Stock Plan Stock Option Agreement.
10.4	**	2011 Equity Incentive Plan and forms of agreements thereunder.
10.5	**	Letter agreement between the Registrant and David Hagan, dated April 11, 2011.
10.6	**	Letter agreement between the Registrant and Edward Zinser, dated April 11, 2011.
10.7	**	2010 Management Incentive Compensation Plan.
10.8	**	Office Lease Agreement, dated April 2007, between CA-10960 Wilshire Limited Partnership and Registrant.
10.9	**	License Agreement for Wireless Communications Access System, dated November 17, 2005, between City of Chicago and Chicago Concourse Development Group, LLC.
10.9A		Consent to Change in Ownership and Amendment of Agreement, dated June 22, 2006, between City of Chicago and Chicago Concourse Development Group, LLC.
10.10	**	Telecommunications Network Access Agreement, dated August 26, 1999, between The Port Authority of New York and New Jersey and New York Telecom Partners, LLC.
10.10A	**	Supplemental Agreement, dated March 28, 2001 between The Port Authority of New York and New Jersey and New York Telecom Partners, LLC.
10.11	**	Management Incentive Compensation Plan.
10.12	**	Letter agreement between the Registrant and Niels Jonker, dated April 11, 2011.
10.13	**	Letter agreement between the Registrant and Colby Goff, dated April 11, 2011.
10.14	**	Letter agreement between the Registrant and Peter Hovenier, dated April 11, 2011.
21.1	**	List of subsidiaries.
23.1	**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	**	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).
24.1	**	Power of Attorney.

**
Previously filed.

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EXPLANATORY NOTE
PART II Information Not Required in Prospectus
  Item 16. Exhibits and Financial Statement Schedules
SIGNATURES
INDEX TO EXHIBITS